EXHIBIT 5.1

MORSE, ZELNICK, ROSE & LANDER
A    L I M I T E D    L I A B I L I T Y    P A R T N E R S H I P

405 PARK AVENUE
NEW YORK, NEW YORK 10022-4405
212 838 1177
FAX 212 838 9190

February 1, 2006

Sona Mobile Holdings Corp.
825 Third Avenue, 32nd Floor
New York, New York 10022

Re: The Registration Statement On Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Sona Mobile Holdings Corp., a Delaware corporation (‘‘Sona’’), in connection with the preparation of the Amendment No. 1 to the Registration Statement on Form SB-2 (the ‘‘registration statement’’) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the ‘‘Act’’), to register the sale by the selling stockholders of up to 10,001,328 shares of common stock, par value $.01 per share (the ‘‘common stock’’), of Sona.

In this regard, we have reviewed Sona’s Certificate of Incorporation, as amended, resolutions adopted by Sona’s Board of Directors, the registration statement, and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing we are of the opinion that each share of common stock included in the registration statement, including the shares underlying outstanding warrants has been duly authorized for issuance and is legally issued, fully paid and non-assessable or will be so issued fully paid and non-assessable upon exercise of the warrants which they underlie.

We hereby consent to the use of this opinion as Exhibit 5.1 to the registration statement and to the reference to our Firm in the related prospectus under the heading ‘‘Legal Matters.’’ In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Morse, Zelnick, Rose & Lander, LLP
Morse, Zelnick, Rose & Lander, LLP